RMED International, Inc.
                                   Exhibit 11

The following represents the computation of per share earnings reflecting the assumption that the granted shares under the option plan will be exercised.

                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                         2001          2000
                                                      ----------   ----------
Net income                                            $   57,172   $  107,746
                                                      ==========   ==========
Weighted average common shares outstanding             9,902,086    9,983,584

Common share equivalents relating to stock options       272,272        3,968
                                                      ----------   ----------
Adjusted common and common equivalent shares

         for computation                              10,174,358    9,987,552
                                                      ==========   ==========
Net earnings per share:
         Basic                                        $     0.01   $     0.01
                                                      ==========   ==========
         Diluted                                      $     0.01   $     0.01
                                                      ==========   ==========

      The accompanying notes are an integral part of these statements